FORM 4


[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b)


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(I) of the Investment Company Act of 1940



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1.   Name and Address of Reporting Person

   Gelman                             Gary
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   (Last)                           (First)             (Middle)

   One Jericho Plaza
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                                    (Street)

   Jericho                            NY                  11753
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

   MISONIX, INC. ("MSON")
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3.   IRS or Social Security Number of Reporting Person (Voluntary)


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4.   Statement for Month/Year

   November 4, 2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)


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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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                                                                                    5.             6.
                                                    4.                              Amount of      Owner-
                            2.                      Securities Acquired (A) or      Securities     ship
                            Trans-     3.           Disposed of (D)                 Beneficially   Form:       7.
                            action     Transaction  (Instr. 3, 4 and 5)             Owned          Direct      Nature of
                            Date       Code         ------------------------------- at End of      (D) or      Indirect
1.                          ---------  (Instr. 8)                   (A)             Month          Indirect    Beneficial
Title of Security           (Month/    ------------                 or              (Instr. 3      (I)         Ownership
(Instr. 3)                  Day/Year)   Code     V      Amount      (D)    Price    and 4)         (Instr.4)   (Instr.4)
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Common Stock, par
value  $.01                11/04/02       P            538,500       A      $.73      690,750       D            n/a
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TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES)

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                                                                                                             10.
                                                                                                   9.        Owner-
                                                                                                   Number    ship
                                                                                                   of        Form
             2.                                                                                    Deriv-    of
             Conver-                     5.                              7.                        ative     Deriv-   11.
             sion                        Number of                       Title and Amount          Secur-    ative    Nature
             or                          Derivative    6.                of Underlying     8.      ities     Secur-   of
             Exer-              4.       Securities    Date              Securities        Price   Bene-     ity:     In-
             cise               Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      ficially  Direct   direct
             Price   3.         action   or Disposed   Expiration Date   ----------------  Deriv-  Owned     (D) or   Bene-
1.           of      Trans-     Code     of(D)         (Month/Day/Year)            Amount  ative   at End    In-      ficial
Title of     Deriv-  action     (Instr.  (Instr. 3,    ----------------            or      Secur-  of        direct   Owner-
Derivative   ative   Date       8),      4, and 5)     Date     Expira-            Number  ity     Month     (I)      ship
Security     Secur-  (Month/    ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Day/Year)  Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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                                                                         Common
Stock Option  $.73    11/04/02   M             538,500                   Stock     538,500   0*
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                                                                         Common
Stock Option  $7.10   10/30/00   A       50,000        immed.  10/30/10  Stock     50,000    0*    50,000       D     n/a
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Explanation of Responses:
*Granted pursuant to the 1996 Non-Enployee Director Stock Option Plan.


/s/ Gary Gelman                                             November 6, 2002
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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